Exhibit 99.1

News Release
Amkor Reports First Quarter 2008 Results
Chandler, Ariz., April 30, 2008 – Amkor Technology, Inc. (NASDAQ: AMKR) today reported its financial results for the first quarter ended March 31, 2008.
First quarter net sales of $699 million were down sequentially 6.3% from the fourth quarter of 2007 and up 7.4% from the first quarter of 2007. First quarter net income was $72 million, down 23% from the fourth quarter of 2007 and up 108% from the first quarter of 2007. First quarter earnings per diluted share was $0.36, down 22% from the fourth quarter of 2007 and up 100% from the first quarter of 2007.
“We delivered solid first-quarter results, which reflected a seasonal slowdown in demand following an exceptionally strong fourth quarter,” said James Kim, Amkor’s chairman and chief executive officer. “We exceeded our sales and profitability targets for the first quarter due to select customer demand in certain wireless communications and networking applications, which partially offset the overall seasonal slowing that we had expected. Our first quarter net income included an approximately $9.5 million foreign currency gain principally due to the depreciation of the Korean won and the resulting remeasurement of our Korean employee benefit plan liability.”
“We believe that our stability within a challenging economy comes as a result of our continued focus on advanced product development paired with long-standing relationships and collaboration with leading semiconductor companies as well as our world-class manufacturing capabilities,” added Kim. “As we look to the second quarter, we expect revenues to grow sequentially by 1% to 3%, slightly lower than historical seasonality but near historical peak revenues on a dollar basis.”
“Net sales decreased $47 million or 6.3% sequentially, while unit shipments decreased 7.2% compared to the fourth quarter of 2007,” said Joanne Solomon, Amkor’s chief financial officer. “First quarter 2008 sales reflect the benefit of our capital investments in advanced technologies and strong demand from our fabless customers supporting mobile phones and networking applications.”
Gross margin for the first quarter was 25.2%, down from 27.2% in the fourth quarter of 2007, reflecting the impact of lower sales volume. Gross margin for the first quarter of 2008 improved from 22.6% for the first quarter of 2007, primarily as a result of higher capacity utilization, enriched product mix and improved factory performance. Amkor generated $92 million of free cash flow in the first quarter, compared to $113 million in the fourth quarter of 2007 and $72 million in the first quarter of 2007.
“During the first quarter, we repaid $101 million of debt, which included the remaining $88 million of 9.25% senior notes we retired in February, bringing our total debt to under $1.7 billion at quarter end. Net interest expense for the quarter was $29 million, a 21% decrease from net interest expense of $37 million for the first quarter of 2007. We are scheduled to repay an additional $53 million of maturing and amortizing debt throughout the remainder of 2008. Our cash balance at the end of the first quarter was $412 million, roughly flat compared to year-end 2007,” said Solomon.
“First quarter capital additions totaled $95 million, which was less than we anticipated due to a delay in timing of planned expenditures into the second quarter. Capital additions are expected to be approximately $140 million in the second quarter of 2008,” said Solomon. “Although our capital investment is expected to be higher in the first half of 2008 due to the longer lead times associated with the expansion of our wafer bumping capacity, we remain focused on disciplined capital spending for the full year. For 2008, we expect our capital intensity to be 12% to 14% of full year revenues. Our capital additions are aligned with our advanced product development roadmaps and are focused on expanding our product portfolio capabilities in support of the demand from our largest customers.”
Amkor’s effective income tax rate for the first quarter was 7.6%, and the anticipated effective tax rate for the full year 2008 is approximately 8%.
Selected operating data for the first quarter of 2008 is included in a section before the financial tables.
Business Outlook
On the basis of customers’ forecasts, we have the following expectations for the second quarter of 2008:
•	Sales – Up 1% to 3% from the first quarter of 2008

•	Gross Margin – approximately 25%

•	Net income – in the range of $0.32 to $0.36 per diluted share
Our net income guidance includes an estimated $9.7 million gain, with no net tax effect, from a real estate transaction that closed in April 2008.
Amkor will conduct a conference call on April 30, 2008 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-205-0033, or by visiting the investor relations page of our website: www.amkor.com or CCBN’s website: www.companyboardroom.com. An archive of the webcast can be accessed through the same links, and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11110795.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.

Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the following: our stability within a challenging economy; our anticipated revenue growth; our anticipated level of debt repayment in 2008; our focus on continuing a disciplined approach to capital spending; our expectations regarding capital intensity and the allocation of capital expenditures among our businesses; the expected dollar amount of our capital additions and the focus of our capital spending; the timing of our capital spending during the year; expectations regarding our effective tax rate for 2008; and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including our litigation with Tessera; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.

Company Contact:	Investor Relations Contact:
Joanne Solomon	Claire McAdams
Corporate Vice President & CFO	Investor Relations
480-821-5000 ext. 5416	530-274-0551
jsolo@amkor.com	cmcad@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q1 2008	Q4 2007	Q1 2007
Sales Data:
Packaging services:
Wirebond — leadframe	29%	31%	32%
Wirebond — laminate	40%	40%	38%
Flip chip and wafer level processing	19%	18%	19%

Packaging services	88%	89%	89%
Test services	12%	11%	11%

Total sales	100%	100%	100%

Packaged units (in billions)	2.2	2.4	2.0
Net sales from top ten customers	50%	49%	44%
Capacity utilization	80%	86%	75%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	41%	40%	38%
Consumer	32%	34%	32%
Computing	17%	17%	20%
Other	10%	9%	10%

Total	100%	100%	100%

Earnings per Share Data:

	Q1 2008	Q4 2007	Q1 2007
	(in millions)
Net Income	$72	$94	$35
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	1	1	1
Interest on 6.25% convertible notes due 2013, net of tax	2	2	1

Net income – diluted	$75	$97	$37

Weighted average shares outstanding – basic	182	182	179
Effect of dilutive securities:
Stock Options	1	1	2
2.5% convertible notes due 2011	13	13	13
6.25% convertible notes due 2013	13	13	13

Weighted average shares outstanding – diluted	209	209	207

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q1 2008	Q4 2007	Q1 2007
	(in millions)
Capital Investment Data:
Capital additions	$95	$101	$55
Net change in related accounts payable and deposits	(6)	(25)	(4)

Purchases of property, plant and equipment	$89	$76	$51

Depreciation and amortization	$74	$72	$71

Free Cash Flow Data:
Net cash provided by operating activities	$181	$189	$123
Less purchases of property, plant and equipment	(89)	(76)	(51)

Free cash flow*	$92	$113	$72

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
	March 31,
	2008	2007
	(in thousands, except per share data)
Net sales	$699,483	$650,988
Cost of sales	523,331	503,650

Gross profit	176,152	147,338

Operating expenses:
Selling, general and administrative	65,449	62,667
Research and development	13,856	9,625

Total operating expenses	79,305	72,292

Operating income	96,847	75,046

Other (income) expense:
Interest expense, net	27,433	35,160
Interest expense, related party	1,563	1,563
Foreign currency gain	(9,477)	(15)
Other (income) expense, net	(806)	(686)

Total other expense, net	18,713	36,022

Income before income taxes and minority interests	78,134	39,024
Income tax expense	5,940	4,107

Income before minority interests	72,194	34,917
Minority interests, net of tax	(198)	(327)

Net income	$71,996	$34,590

Net income per common share:
Basic	$0.40	$0.19

Diluted	$0.36	$0.18

Shares used in computing net income per common share:
Basic	182,134	178,513

Diluted	209,396	206,540

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$411,713	$410,070
Restricted cash	2,635	2,609
Accounts receivable:
Trade, net of allowances	362,879	393,493
Other	5,813	4,938
Inventories	151,480	149,014
Other current assets	36,265	27,290

Total current assets	970,785	987,414

Property, plant and equipment, net	1,492,455	1,455,111
Goodwill	682,725	673,385
Intangibles, net	18,574	20,321
Restricted cash	1,859	1,725
Other assets	55,479	54,650

Total assets	$3,221,877	$3,192,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$64,308	$152,489
Trade accounts payable	378,858	359,313
Accrued expenses	170,204	165,271

Total current liabilities	613,370	677,073

Long-term debt	1,502,549	1,511,570
Long-term debt, related party	100,000	100,000
Pension and severance obligations	202,578	208,387
Other non-current liabilities	30,765	33,935

Total liabilities	2,449,262	2,530,965

Minority interests	7,945	7,022

Stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 182,573 in 2008 and 181,799 in 2007	183	182
Additional paid-in capital	1,489,626	1,482,186
Accumulated deficit	(749,530)	(821,526)
Accumulated other comprehensive income (loss)	24,391	(6,223)

Total stockholders’ equity	764,670	654,619

Total liabilities and stockholders’ equity	$3,221,877	$3,192,606

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$71,996	$34,590
Depreciation and amortization	73,517	71,364
Other operating activities and non-cash items	3,798	(1,298)
Changes in assets and liabilities	31,905	18,793

Net cash provided by operating activities	181,216	123,449

Cash flows from investing activities:
Purchases of property, plant and equipment	(88,839)	(51,386)
Proceeds from the sale of property, plant and equipment	339	3,945
Other investing activities	(277)	(1,177)

Net cash used in investing activities	(88,777)	(48,618)

Cash flows from financing activities:
Borrowings under revolving credit facilities	619	35,221
Payments under revolving credit facilities	—	(45,272)
Payments of long-term debt	(101,086)	(145,149)
Payments for debt issuance costs	—	(351)
Proceeds from issuance of stock through stock compensation plans	6,088	12,524

Net cash used in financing activities	(94,379)	(143,027)

Effect of exchange rate fluctuations on cash and cash equivalents	3,583	640

Net increase (decrease) in cash and cash equivalents	1,643	(67,556)
Cash and cash equivalents, beginning of period	410,070	244,694

Cash and cash equivalents, end of period	$411,713	$177,138